Exhibit 99.1

[LOGO] ENZON PHARMACEUTICALS                               For Immediate Release
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PRESS RELEASE

                                     Contact:   Susan Mesco
                                                Director, Investor Relations
                                                908-541-8678

                                                Euro RSCG Life NRP
                                                Mark R. Vincent, Media Relations
                                                212-845-4239

             ENZON'S CHAIRMAN AND CEO NAMED HEAD OF BAYER HEALTHCARE

              -Will Remain Chairman of Enzon's Board of Directors -

      Bridgewater, New Jersey, March 16, 2004 - Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) announced today that effective May 10, 2004 Arthur J. Higgins will resign from his position as chief executive officer of Enzon and become chairman and chief executive officer of Bayer Healthcare, a $10 billion dollar global diversified healthcare company headquartered in Leverkussen, Germany. Mr. Higgins will remain as Enzon's chairman of the board at least through the election of his successor. Russell Reynolds, a leading executive search firm for the Life Science industry, has been retained by the Company and will head the search for a successor.

      Robert L. Parkinson, a member of Enzon's board of directors, stated, "On behalf of the board of directors and the entire Company, I wish to thank Arthur for the significant contributions he has made to Enzon during his tenure. Under Arthur's leadership, Enzon has transitioned from a small, royalty-driven specialty pharmaceutical company into a fully integrated biopharmaceutical company with significant capabilities in research, development, manufacturing, sales, and marketing, with a specialized North American sales force. Annualized revenues are now in excess of $150 million and the Company's pipeline has been significantly expanded through select strategic transactions, with the most recent addition being Onco TCS. While it is with regret that we accept Arthur's resignation, we understand the significant opportunity that this new position offers and we wish him every success in his new endeavor."

                                     -more-

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                                685 Route 202/206
                    Phone: (908) 541-8600 Fax: (908) 575-9457
                              http://www.enzon.com

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                                                                      CEO/Page 2


      Mr. Higgins commented, "I am extremely proud of what we have accomplished at Enzon during the last three years. All of our success would not have been possible without an excellent senior management team and employees that are dedicated to building on Enzon's reputation as a Company that is committed to excellence and delivering on its promises. In my role as non-executive chairman I will continue to work with our management team to maintain Enzon's strong forward momentum throughout the selection process for my successor. It has been an honor to lead Enzon and this decision was very difficult. However, I felt that now would be the right time for me to accept this unique and challenging international opportunity, given that Enzon's transition into a fully integrated biopharmaceutical company is essentially complete and the Company is now well-equipped to begin its transition to the next level."

      Uli Grau, Enzon's chief scientific officer, said, "Our entire management team remains highly optimistic about Enzon's future and we intend to continue on our strategic path to build a leading biopharmaceutical company with strong brands and a deep, diverse product pipeline with significant near-term milestones that will be driven by our recent addition of Onco TCS." Kenneth Zuerblis, Enzon's chief financial officer, added, "Under Arthur's leadership Enzon has emerged as a profitable company with strong sustainable revenues. We are financially strong, we continue to generate positive cash flow, and all elements of our business that we control remain on track to meet or exceed our expectations. I am confident that Enzon will continue its forward progression."

      Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), which are all marketed in North America by Enzon's hospital and oncology sales forces. Enzon's science-focused strategy includes an extensive drug development program that leverages the Company's macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are

                                     -more-

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                                685 Route 202/206
                    Phone: (908) 541-8600 Fax: (908) 575-9457
                              http://www.enzon.com

                                                                      CEO/Page 3


complemented by strategic transactions that provide access to additional products, projects, and technologies. Enzon has several drug candidates in various stages of development, independently and with partners.

      There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimates," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. Such factors include the risk that Onco-TCS may not receive regulatory approval from the FDA, as well as those described in Enzon's Form 10-K and Forms 10-Q on file with the SEC, such as Enzon's ability to successfully launch and market Onco-TCS, Enzon's ability to sustain profitability and positive cash flow; risks in obtaining and maintaining regulatory approval for indications and expanded indications for Enzon's products; market acceptance of and continuing demand for Enzon's products; timing and results of clinical trials, including, without limitation, the ongoing clinical trials of Pegamotecan for the treatment of gastric and gastroesophageal cancers; and the impact of competitive products and pricing. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of March 16, 2004 and the Company undertakes no duty to update this information.

      For further information on Enzon please refer to the Company's website at www.enzon.com.

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================================================================================
                                685 Route 202/206
                    Phone: (908) 541-8600 Fax: (908) 575-9457
                              http://www.enzon.com